Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY ANNOUNCES 2009 AND LONG-TERM GOALS, BUILDING ON 2008

SUCCESS

– Begins 2009 with four years of capital, three clinical candidates in development, two new INDs, and one pivotal trial –

– Introduces “I4 2012” long-term goals –

CAMBRIDGE, Mass. – January 12, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today reported on its 2008 R&D and business progress, announced its key 2009 objectives, and introduced its I4 2012 goals. Infinity’s I4 2012 goals are the four major strategic objectives the company anticipates achieving by the end of 2012.

Infinity’s key highlights from 2008:

•

Initiated the RING trial – an international Phase 3 registration trial of IPI-504 (retaspimycin hydrochloride), its potential first-in-class inhibitor of heat shock protein 90 (Hsp90), in patients with refractory gastrointestinal stromal tumors (GIST);

•	Expanded both arms of the Phase 2 portion of a study of IPI-504 in patients with non-small cell lung cancer (NSCLC);

•	Filed two Investigational New Drug (IND) applications and initiated clinical trials with two new innovative molecules: IPI-493, its oral Hsp90 inhibitor, and IPI-926, its Hedgehog pathway inhibitor;

•	Entered into a global strategic alliance with Purdue Pharma and Mundipharma for the development and commercialization of Infinity’s early clinical and discovery pipeline;

•	Secured full U.S. commercialization rights to its entire oncology portfolio; and

•	Ended 2008 with capital sufficient to support the company’s current operating plan for four years, through 2012.

“2008 was a pivotal year in Infinity’s development, and thanks to the tireless commitment of our team of citizen-owners, we delivered tangible results across all areas of our business and science operations,” stated Steven H. Holtzman, chair and chief executive officer. “We are poised to achieve our newly announced I4 2012 goals with the strongest financial position in our history, a pipeline of novel drug candidates directed to areas of significant unmet medical need, and the opportunity to build our commercial infrastructure. With 2008 as our foundation, we are more innovative, independent and inspired than ever before to achieve our mission of bringing important new medicines to patients while creating exceptional value for shareholders.”

I4 2012: Infinity has also announced for the first time its “I4 2012” goals – the four major strategic achievements that will distinguish Infinity by 2012:

•	At least one marketed oncology product, commercialized by Infinity in the U.S.

•	Three oncology product candidates in global pivotal trials

•	Five or more product candidates in clinical development

•	A strong financial profile and exceptional value-creation

“2009 will be an important and active year for Infinity, as we continue aggressively to advance our drug candidates,” said Adelene Q. Perkins, president and chief business officer. “Ultimately, we believe shareholder value will be created by executing on our development programs, demonstrating the benefit our drug candidates may provide patients, and marketing our innovative anti-cancer agents in the United States ourselves. We expect our clinical program over the next four years will yield new approaches for the treatment of many types of cancer and enable us to establish a strong commercial presence for Infinity.”

2009 Key Milestones:

•	Report Phase 2 results of the study of IPI-504 in NSCLC in mid-2009

•	Report preliminary data from the Phase 1b trial of IPI-504 in combination with Taxotere® in mid-2009

•	Report preliminary data from the Phase 1 clinical trial of IPI-493 oral in the second half of 2009

•	Initiate additional clinical trials with its Hsp90 inhibitors, including in HER2+ metastatic breast cancer, in 2009

•	Report preclinical data evaluating IPI-926, Infinity’s oral Hedgehog pathway inhibitor, in multiple tumor models in mid-2009

•	Advance IPI-940, Infinity’s novel fatty acid amide hydrolase inhibitor, to IND by the end of 2009

•

Maintain a strong financial position with an anticipated net cash burn of $25-35 million and a 2009 year-end cash and investments balance of $122-$132 million, not including any amounts that Infinity may draw under the $50 million line of credit from Purdue Pharma.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the achievement of the I4 2012 goals; future clinical trial activity for IPI-504 and IPI-493; the presentation of preclinical and clinical data for IPI-504, IPI-493 and IPI-926; the filing of an IND for IPI-940; Infinity’s ability to build a commercial infrastructure; estimates of 2009 financial performance; and the expectation that Infinity will have capital to support its current operating plan through 2012. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue Pharma and Mundipharma will continue for its expected term or that these entities will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to meet its hiring objectives and build commercial capabilities; market acceptance of any products Infinity may successfully develop; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and Infinity’s reliance on the strategic alliance with Purdue Pharma and Mundipharma. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s registration statement on Form S-3 filed with the Securities and Exchange Commission on January 9, 2009. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Taxotere® is a registered trademark of sanofi-aventis U.S. LLC.

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